Exhibit 10.01

March 9, 2011

Jeffrey Kaczka
6031 Corwin Drive
Glenn Allen, VA 23059

Dear Jeff,

We are pleased to welcome you to MSC.  You will join the company on March 29, 2011 and will be appointed to the position of Executive Vice President, CFO & Executive Officer effective April 8, 2011.  The offer of employment made in this letter is subject to the approval of MSC’s Board of Director’s, which we expect to obtain on March 29, 2011.

As an exempt associate, your annualized base salary will be $400,000. This will be earned and paid, every other Thursday, at the bi-weekly rate of $15,384.62.  You will also receive a signing bonus of $200,000 payable in two installments.  The first installment of $100,000 shall be payable three months after your start date, which is in June, 2011.  The final installment of $100,000 will be payable in November 2011.  You will be eligible for a company bonus in November, 2012.  Although future bonuses are not guaranteed, your projected annual company bonus target will be $198,000.  These bonus targets vary each year and are based on company and individual performance, as well as Board approval.

Regarding the equity portion of your compensation package, you will receive a signing grant of $300,000 worth of restricted stock value pending Board approval at our next Board meeting.

For future equity, beginning October, 2011, you will be eligible for a total annual equity grant of $550,000 of which $200,000 will be in restricted stock value and $350,000 will be in stock option value.  The equity grant is not guaranteed, but based on company and individual performance, as well as Board approval.  The vesting schedule for restricted shares is 50% at the end of three years, and an additional 25% at the end of the fourth and fifth year.  The vesting schedule for stock options is 25% over a four-year period.

MSC will provide you with a leased, four-door sedan automobile valued at $47,500.  MSC will pay for the insurance, maintenance and gas for the vehicle.  In the alternative, you may opt for a car allowance of $1,100 per month.  Please be advised that either the lease or the allowance benefit is considered income and may have tax implications.  You should consult a tax expert for advice on this issue.

To help with the transition to your new location, the company will assist with relocation expenses as covered in MSC’s Relocation Policy, a copy of which is enclosed.  Relocation assistance is provided by Relocation Solutions, a service vendor doing business with MSC.  A representative from Relocation Solutions will contact you to begin the process.  You must work with this vendor to be eligible for this benefit.  As stated in the policy, if you leave MSC before two full years from your date of hire for this position, you will be responsible for repaying relocation expenses incurred on your behalf, subject to state and federal law.  As a condition of your relocation benefit, you are required to sign the enclosed Relocation Reimbursement Agreement & Policy Acknowledgement Form.

As a full-time associate of MSC, you may elect to participate in all of our benefits when eligible.  Our standard benefit package includes major medical/dental insurance, 401(k) savings plan and tuition reimbursement.  Based upon a start date within the month of March 2011, you will be eligible to enroll in our medical/dental insurance & 401(k) savings plans on May 1, 2011.

Enclosed is our new associate orientation packet that contains paperwork to be reviewed and completed prior to your start date.  Included in the packet is MSC’s “Associate Confidentiality, Non-Solicitation And Non-Competition Agreement,” as well as the “Prior Employment Compliance Agreement,” execution of which is a condition of your employment.  Neither this condition, nor this offer letter should be construed as a contract of employment.  If you have any questions about these agreements, please feel free to contact me at 516-812-1342.

Jeff, on behalf of everyone at MSC, I would like to welcome you to our team and wish you much success.

Sincerely,

/s/ Donna Lap

Donna Lap
VP, Employment & Associate Relations

Your signature below indicates that you have read and understand the contents of this letter.

/s/ Jeffrey Kaczka	03/29/2011
Signature – New MSC Associate	Date